Exhibit 99.1

ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports Second-Quarter Earnings of 45 Cents

Board Declares Quarterly Dividend of 14 Cents per Common Share,
Approves $100 Million in Additional Share Repurchase Authority

     TOLEDO, Ohio, July 23, 2004 — Manor Care, Inc. (NYSE:HCR) today announced second-quarter earnings per diluted share of 45 cents, compared with 21 cents per share a year ago. Second-quarter net income was $40 million, compared with $19 million in the 2003 second quarter. Revenues increased 6.5 percent to $799 million, despite the disposition of eight skilled nursing centers and four assisted living centers during the first six months of 2004.

     For the six months, revenues were $1.60 billion, compared to $1.48 billion for the first six months of 2003. Net income was $81 million, or 91 cents per share, compared with $50 million, or 54 cents per share, a year ago.

     Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 14 cents per share, which is payable on August 23, 2004 to shareholders of record on August 9, 2004. The Board also authorized an additional $100 million for share repurchase.

     Paul A. Ormond, Manor Care chairman, president and CEO, said, “Our results in the second quarter continued the steady course of the past several quarters as our operational strengths drove revenue and earnings growth. Improved pricing compared with a year ago and growth in Medicare census in our skilled nursing centers buoyed revenues and increased our quality mix of Medicare, private pay and managed

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care/insurance revenues to 69 percent from 67 percent in the 2003 second quarter. In addition, our average Medicaid rates were up 3.3 percent from a year ago, in line with expectations. We expect similar average Medicaid rate increases for the remainder of the year.

     “Our hospice and home health care revenues grew 15 percent from the prior year to $96 million in the 2004 second quarter, driven by hospice census which averaged over 4,500 for the quarter. This business has stayed on a rapid growth path due to a combination of organic and external growth. We have leveraged the respected reputation of our long-term care operations to increase hospice census in our communities and to make select, accretive acquisitions to further densify our presence in high-demand markets.”

     Operating cash flow generation remained robust during the second quarter at $84 million, enabling the company to repurchase nearly $48 million of its shares, pay a dividend, reduce net debt, and invest considerable cash back into operations for facility maintenance and renovation. In addition, Manor Care completed two nursing center expansions, started three more, with a total of 17 currently under way. Construction also continued on two new skilled nursing centers.

     In June, Manor Care negotiated a joint venture agreement that will result in the operation of a new long-term acute care hospital (LTACH) in mid-2005, which will meet a pressing and unmet need in the Norman, Oklahoma community. Manor Care will begin converting its Norman nursing center into an LTACH, which will be jointly developed with an Oklahoma hospital and a group of physicians to serve the needs of longer-term acute care patients. The company expects to explore opportunities for LTACHs in other communities, as well.

     Manor Care remained focused on managing its costs, which resulted in wage rate increases being maintained in a traditional 4-1/2 percent to 5 percent range. During the second quarter, the company conducted its semiannual general liability review, which confirmed the appropriateness of its accruals and enabled it to continue to

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benefit from the reduction in its quarterly accrual rate implemented in the 2003 fourth quarter. This stability is the result of the company’s management initiatives and efforts by the long-term care industry to gain tort reform in key states. Tort reform on a national scale also continues to be supported. Much more needs to be done, however, especially in the state of Florida, and Manor Care remains committed to working with legislators, advocacy groups and industry peers to put in place more appropriate legislation to deal with liability claims.

     In addition to the four nursing centers divested in the 2004 first quarter, the company elected to not renew the leases of three nursing centers and three assisted living centers and sold one nursing center during the quarter.

     On July 16, Manor Care announced that it has commenced a cash tender offer for up to $100 million of its 7 1/2% senior notes due 2006 and 8% senior notes due 2008. The offer will be financed primarily by cash generated from operations. The tender offer is due to expire on August 12, 2004, unless extended or earlier terminated.

     During the first half of 2004, Manor Care repurchased $72 million of its shares with the proceeds of asset sales and strong operating cash flow. As of June 30, 2004, the company had $21 million in remaining purchasing authority. Recently, the Board of Directors approved an additional $100 million of repurchase authority that will run through December 2005.

     “Our five-pronged strategic growth plan continues to generate revenue and earnings growth,” Mr. Ormond said. “We have improved margins by focusing on quality census growth and cost management. We have expanded our specialty and subacute services in high-demand regional markets while pruning underperforming and non-strategic assets. We have fostered significant hospice and home care growth and taken advantage of diverse opportunities for our rehabilitation therapy services. We have used the strength of our balance sheet and ability to generate significant cash to construct new facilities, increase our available beds and improve center amenities in high-demand markets. While we have made investments internally to promote organic

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growth, we are also keenly aware that there are opportunities to grow through acquisition, and we have committed resources to identify those businesses that could accelerate our growth. We have also taken advantage of the synergies offered by alliance and joint venture partners.

     “These proven drivers of success will continue to be focal areas, and we remain confident that our fundamentals will keep us on a steady growth path.”

     At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2004 second quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 8476057. This rebroadcast will be available until midnight, July 30. A recording of the call will also be available on Manor Care’s website for 90 days.

     Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking

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statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$799,135	$750,586	$1,596,473	$1,481,106
Expenses
Operating	659,757	633,024	1,319,115	1,244,511
General and administrative	33,106	46,637	67,897	77,346
Depreciation and amortization	32,276	31,863	64,023	63,537

	725,139	711,524	1,451,035	1,385,394

Income before other income (expenses) and income taxes	73,996	39,062	145,438	95,712
Other income (expenses):
Interest expense	(11,248)	(11,317)	(21,967)	(20,192)
Gain (loss) on sale of assets	(730)	2,134	1,675	2,323
Equity in earnings of affiliated companies	1,844	1,599	3,897	3,140
Interest income and other	354	431	917	1,132

Total other expenses, net	(9,780)	(7,153)	(15,478)	(13,597)

Income before income taxes	64,216	31,909	129,960	82,115
Income taxes	24,081	12,990	48,735	32,068

Net income	$40,135	$18,919	$81,225	$50,047

Earnings per share:
Basic	$.46	$.21	$.93	$.55
Diluted	$.45	$.21	$.91	$.54
Weighted-average shares:
Basic	87,409	89,158	87,802	91,396
Diluted	88,972	90,433	89,482	92,456
Cash dividends declared per common share	$.14		$.28

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2004	2003
	(In thousands)
Cash	$122,970	$86,251
Other current assets	512,385	499,148
Property and equipment	1,523,836	1,514,250
Other	293,360	297,062

Total assets	$2,452,551	$2,396,711

Current liabilities	$426,150	$385,495
Current portion of long-term debt	101,100	2,007
Long-term debt	551,396	659,181
Other long-term liabilities	397,175	374,923
Shareholders’ equity	976,730	975,105

Total liabilities and shareholders’ equity	$2,452,551	$2,396,711

Shares outstanding	87,643	89,014
YTD shares repurchased $71.7 million	2,168

Selected Statistics (unaudited)
	Quarter ended June 30,
	2004	2003
Occupancy	88%	88%
Revenue allocation:
Private and other	33%	35%
Medicare	36%	32%
Medicaid	31%	33%
Quality Mix	69%	67%
Per Diems:
Private and other (excluding assisted living)	$200.94	$188.66
Private and other (assisted living)	$111.97	$104.30
Medicare	$335.64	$311.19
Medicaid	$135.58	$131.29
Number of Facilities:
Skilled nursing facilities	285	293
Assisted living facilities:
Springhouses	12	16
Arden Courts	54	54

Total	66	70

Number of Beds:
Skilled nursing facilities	39,539	40,840
Assisted living facilities	5,079	5,459
Outpatient therapy clinics	89	91
Hospice and home health offices	92	88
Skilled nursing facility wage rate increases second quarter 2004 to 2003	5%
Cash flow from operations (in millions)	$84	$113
Capital Expenditures (in millions):
Maintenance and renovations	$21	$19
New construction	$7	$5